ClearLife Limited, Priory House, Pilgrims Court, Guildford GU1 3RX, United Kingdom Tel. +44 (0)20 7100 0600 / info@clearlifeltd.com / www.clearlifeltd.com ClearLife Limited is a company registered in England & Wales. Registration number 06424296 Registered office: Priory House, Pilgrims Court, Sydenham Road, Guildford GU1 3RX October 29, 2021 GWG Life, LLC 325 North St. Paul Street, Suite 2650 Dallas TX 75201 United States of America Dear Sirs Re: GWG Life Settlements Portfolio ʹ Quarterly Valuation as of September 30, 2021 You have asked that we prepare a valuation of your portfolio as of the Valuation Date set out in Appendix A. Terms used in this letter and not otherwise defined herein have the meaning specified in your Subscription Agreement with us or on the ClariNet LS website. Assumptions and Reliance x In preparing this valuation, we have relied upon the accuracy of the data contained in your ClariNet LS account as of the Pricing Date specified in Appendix A. x We have performed no testing of such data to determine its accuracy or completeness. x We have prepared this valuation solely with respect to the Portfolio identified in Appendix A as of the Pricing Date. x We have used assumptions as to discount rates and survival curve construction which have been specified by you and which are set out in Appendix B. x We have assumed that you have independently determined that the premium schedule used to value each Case is sufficient to carry the relevant Policy through to maturity. x The survival curves used in valuation have been generated by reference to mortality factors and underwriting dates supplied by you. We understand that these mortality factors reflect your determination of the Longest LE for the relevant Insured (as defined in Appendix C). We have not made any independent investigation of this determination. Valuation Based on the composition of the Portfolio as of the Pricing Date, we find that the Net Present Value of the Portfolio on the Valuation Date is as specified in Appendix A. Yours faithfully CLEARLIFE LIMITED By: __________________ Name: Mark Venn Title: CEO

2 Appendix A Valuation Inputs and Outputs Description Current Quarter Previous Quarter Valuation Date September 30, 2021 June 30, 2021 Pricing Date: October 27, 2021 September 29, 2021 ClariNet LS Portfolio Name: 2021_09 Portfolio Snapshot 2021_06 Portfolio Snapshot Total Face Amount of Active Policies: $1,818,447,671 $1,861,885,116 Total Net Death Benefit of Active Policies: $1,801,306,438 $1,844,466,042 Number of Active Policies: 984 1,010 Number of Unique Surviving Insureds: 908 934 Discount Rate: 8.25% 8.25% Net Present Value: $761,559,808 $770,026,395 Definitions x Total Face Amount: this is the sum of the Face Amounts for each Case included in the Portfolio on the Valuation Date, rounded to the nearest $1. x Total Net Death Benefit: This is the Net Death Benefit on the Valuation Date for each Case included in the Portfolio as of the Pricing Date, rounded to the nearest $1. This excludes any Retained Death Benefit ;͞Z͟ͿĂŵŽƵŶƚƐ͘tŚĞƌĞƚŚĞĂƐĞŚĂƐĂZĂŵŽƵŶƚǁŚŝĐŚǀĂƌŝĞƐŽǀĞƌƚŝŵĞ͕ƚŚĞŶƵŵďĞƌƐŚŽǁŶŚĞƌĞ reflects the RDB amount as of the Valuation Date. The Net Death Benefit associated with each Case may vary over time and may not equal the Face Amount for the relevant Case. x Number of Active Policies: This is the number of Cases in the Portfolio on the Valuation Date with a Status other than MAT, PEND, SOLD, EXP, SURR or LAPS. x Number of Unique Surviving Insureds: This is the number of unique surviving Insureds referenced by the Active Policies in the Portfolio on the Valuation Date. This number may be fewer than the Number of Active Policies, where a single Insured is referenced by more than one Active Policy. x Net Present Value: This is the sum of the net present values calculated on the Pricing Date for all Active Policies in the Portfolio on the Valuation Date, determined by discounting the future mortality-adjusted cashflows back to the Valuation Date at the Discount Rate.

3 Appendix B Valuation Template Settings Parameter Name Current Quarter Previous Quarter Fees Template Zero Fees Zero Fees Q(x) Adjustment None None Mortality Table Name 2015 ANB 2015 ANB Improvement Rates 0% 0% Survival Factor Interpolation Type Piecewise Constant Qx Piecewise Constant Qx Interpolate VBT Table Row Based on DOB at LE Review Date False False Calculation of Joint Life Survival Curve Frasierized Frasierized Smoking Status Override Non-smoker Non-smoker LE Calculation Type Mean Mean Calculation of LE Review Date Given Multiple Reports Blended Blended NDB Collection Lag 0M 0M Longevity Calculation Type Monthly Monthly Number of months to stress Qx 0 0 Interest payment during NDB collection lag None None User-defined NDB collection lag interest rate 0% 0% Aging underwriter reports Regular Regular Improvement Start Type TableStartDate TableStartDate Blending methodology when combining life expectancy reports Lx Lx Apply Improvement Rate Before Mortality Calculation False False Set Value Date to next Policy monthiversary True True Set LE Report Date(s) to Policy monthiversary True True Include Other Purchase Costs in IRR True True Include Origination Fee in IRR True True Subtract the specified number from the Mean LE50 0 0 Exclude Paid Premiums in Portfolio Valuation False False Use Previous Month NDB When Calculating Expected Cashflows False False Premium Payment Day of Month Do Not Shift Do Not Shift Premium Payment Month Shift Following Following

4 Appendix C Longest LE Definition Longest LE: The LE Estimate used for each Policy within the Portfolio for purposes of calculating A2E analytics and Fair Market Value prospectively is defined as follows: 1 For any Policy owned as of December 31, 2018 that was purchased prior to the 2013 life expectancy underwriting changes by AVS and ITM TwentyFirst ;͞ϮϭƐƚ͟Ϳ, the longer of the two life expectancies utilized in the valuation of the Policy following receipt of the updated life expectancies ordered in response to the underwriting changes at AVS and 21st; 2 For any Policy owned as of December 31, 2018, that was purchased after the 2013 life expectancy underwriting updates, the longest life expectancy on file that was utilized in the pricing of the Policy at the closing of the Policy purchase, whether in receipt of the life expectancy report at the time of closing or not, so long as the life expectancy report was received by a date no more than 30 calendar days subsequent to the closing date of the Policy purchase; 3 For any Policy owned as of December 31, 2018, that was purchased after the 2013 life expectancy ƵŶĚĞƌǁƌŝƚŝŶŐƵƉĚĂƚĞƐ͕ǁŚĞƌĞϭϬϬйŝŵƉůŝĞĚŵŽƌƚĂůŝƚǇ;Žƌ͞ƐƚĂŶĚĂƌĚŚĞĂůƚŚ͟ͿǁĂƐƵƚŝůŝǌĞĚŝŶƉůĂĐĞŽĨĂ life expectancy report ordered but not in receipt for the pricing of the Policy at the closing of the Policy purchase, the longest life expectancy is the earliest life expectancy report received on the insured4 For any Policy purchased subsequent to December 31, 2018, the longest life expectancy utilized in the pricing of the Policy at the closing of the Policy purchase so long as the life expectancy report is received by a date no more than 30 calendar days subsequent to the closing date of the Policy purchase; and 5 For any Policy purchased on an Insured already designated by name as an Insured in the Portfolio, the longest life expectancy as determined by 1, 2, 3, or 4 above from the earliest Policy purchased on the Insured.